As filed with the Securities and Exchange Commission on May 3, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Surmodics, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1356149
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9924 West 74th Street Eden Prairie, Minnesota 55344 (Address of principal executive offices) (Zip Code)

Surmodics, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

Copy to:

Bryan K. Phillips
Vice President, General Counsel and Secretary
9924 West 74th Street

Eden Prairie, Minnesota 55344

(952) 829-2700

(Name, address and telephone number

including area code, of agent for service)

Nicole J. Leimer Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901 (612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Emerging growth company	☐

		Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.05 par value	1,100,000 shares	$42.09	$46,299,000	$5,611.44

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of common stock, par value $.05 (“Common Stock”) of Surmodics, Inc. (the “Company”) that become issuable under the Surmodics, Inc. 2019 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of outstanding shares of the Common Stock.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h)(1) and 457(c) under the Securities Act based on the average of the high and low sale prices per share of the Company’s Common Stock as quoted on the Nasdaq Global Select Market on April 26, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the Commission on November 30, 2018;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2018, and March 31, 2019;

(c)	The Company’s Current Reports on Form 8-K filed on February 19, 2019, March 18, 2019, and April 17, 2019; and

(d)

The description of the Company’s common stock in the Company’s Form 8-A filed with the Commission on February 25, 1998, or in any report, including any amendment, filed under the Exchange Act for the purpose of updating such description.

All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. In this registration statement, the Company refers to these documents, and the documents enumerated above, as the “incorporated documents.”

Any statement contained in an incorporated document will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court. The Company’s articles of incorporation or bylaws impose no limitations on the applicability of Section 302A.521 of the Corporation Act.

The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index preceding the signature page.

Item 9.	Undertakings.

(a)    The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

4.1	Amended and Restated Articles of Incorporation	(1)

4.2	Amended and Restated Bylaws	(2)

4.3	Surmodics, Inc. 2019 Equity Incentive Plan	(3)

5	Opinion of Faegre Baker Daniels LLP	Filed electronically herewith

23.1	Consent of Faegre Baker Daniels LLP	(4)

23.2	Consent of Deloitte & Touche LLP	Filed electronically herewith

24	Powers of Attorney	Filed electronically herewith

(1)	Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed on July 29, 2016.

(2)	Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on December 23, 2015.

(3)	Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 21, 2018.

(4)	Included in, and incorporated by reference to, Exhibit 5 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on May 3, 2019.

SURMODICS, INC.

By	/s/ Gary R. Maharaj
Gary R. Maharaj
President and Chief Executive Officer

POWERS OF ATTORNEY

Each of the undersigned hereby appoints Gary R. Maharaj and Timothy J. Arens, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons, representing a majority of the Board of Directors, in the capacities indicated on May 3, 2019.

Signature	Title	Date

/s/ Gary R. Maharaj Gary R. Maharaj	President and Chief Executive Officer (principal executive officer) and Director	May 3, 2019

/s/ Timothy J. Arens Timothy J. Arens	Vice President, Finance and Chief Financial Officer (principal financial officer)	May 3, 2019

/s/ John D. Manders John D. Manders	Corporate Controller (principal accounting officer)	May 3, 2019

/s/ Susan E. Knight Susan E. Knight	Chair of the Board of Directors	May 3, 2019

/s/ José H. Bedoya José H. Bedoya	Director	May 3, 2019

/s/ David R. Dantzker, M.D. David R. Dantzker, M.D.	Director	May 3, 2019

/s/ Lisa Wipperman Heine Lisa Wipperman Heine	Director	May 3, 2019

/s/ Ronald B. Kalich Ronald B. Kalich	Director	May 3, 2019

/s/ Shawn T McCormick Shawn T McCormick	Director	May 3, 2019